Subsidiaries of the Registrant

 Parent

 Parke Bancorp, Inc.

Subsidiary	State or Other Jurisdiction Of Incorporation	Percentage Ownership

Parke Bank	New Jersey	100%
Parke Capital Trust I	Delaware	100%
Parke Capital Trust II	Delaware	100%
Parke Capital Trust III	Delaware	100%
		100%
Subsidiaries of Parke Bank		100%

Parke Capital Markets	New Jersey	100%
44 Business Capital LLC	New Jersey	51%